Exhibit 99.1

GSI GROUP REACHES AGREEMENT WITH KEY PARTIES PROVIDING

FOR APPROVAL OF PLAN OF REORGANIZATION

— Company Expects to Emerge from Chapter 11 in Summer 2010 —

—Michael E. Katzenstein Appointed Chief Restructuring Officer to Lead Company

Through Final Phase of Restructuring—

—Bookings and Cash Position for First Quarter 2010

Bedford, MA, May 11, 2010—GSI Group Inc. (Pink Sheets: GSIGQ.PK) (the “Company” or “GSI”) today announced that it has reached an agreement with representatives of the key stakeholders involved in GSI’s Chapter 11 case that provides for certain modifications of the Company’s (and certain of its subsidiaries’) Third Modified Joint Plan of Reorganization, including, among others, a proposed rights offering fully backstopped by certain noteholders. With this agreement, GSI is on track to emerge from Chapter 11 protection in summer of 2010. GSI expects to complete its financial restructuring with a stronger balance sheet and enhanced liquidity that will position the Company for future growth.

GSI has reached an agreement on a term sheet (the “Term Sheet”) with the holders (“Consenting Noteholders”) of greater than 88% of the outstanding aggregate principal amount of the Company’s 11% Senior Notes due 2013 (the “Notes”) and the Equity Committee in the Company’s Chapter 11 case. The Term Sheet sets forth terms for a new plan support agreement to be entered into among the parties to the Term Sheet and modifications to certain terms of the Company’s (and certain of its subsidiaries’) Third Modified Joint Plan of Reorganization, as filed with the U.S. Bankruptcy Court in Wilmington, Delaware on April 9, 2010 (the “Plan”). Pursuant to the Term Sheet, both the Consenting Noteholders and the Equity Committee have agreed to support the Plan as modified in accordance with the Term Sheet (the “Modified Plan”). A copy of the Term Sheet is attached to this press release.

To help lead the Company through the final phase of its restructuring, the Company has appointed Michael E. Katzenstein as Chief Restructuring Officer effective May 5, 2010. Mr. Katzenstein, a Senior Managing Director in the Corporate Finance practice of FTI Consulting, Inc., will serve as GSI Group’s most senior executive officer in replacement of the Company’s current chief executive officer. Mr. Katzenstein will manage the Company’s finance, legal and restructuring functions. The Company has also engaged FTI Consulting to provide support services to Mr. Katzenstein.

“We are very pleased to have reached agreement with a substantial majority of the noteholders and the Equity Committee on the term sheet for a plan support agreement that resolves all major outstanding issues related to confirmation of GSI’s plan of reorganization and paves the way for the Company to emerge from Chapter 11 in Summer 2010,” Mr. Katzenstein said. “With a strengthened balance sheet, GSI will emerge from the restructuring process in an excellent financial position to grow its business and take advantage of improving market conditions.” Stephen Bershad, Chairman of the Equity Committee, said “The Equity Committee is gratified that we are able to arrive at a consensual solution to recapitalize GSI that allows all shareholders the opportunity to participate in the future growth of the Company. The Modified Plan provides GSI with the proper capital structure to enable it to pursue the significant opportunities resulting from the combination of GSI and Excel.” Mr. Rajneesh Vig, a Partner of Tennenbaum Capital Partners, one of the Consenting Noteholders, said “We remain focused on an expeditious conclusion to the Chapter 11 process for the Company and look forward to working with the Company and the Equity Committee under the terms of our agreement to drive longer term success for GSI.”

Terms of the Agreement

Under the Modified Plan as contemplated by the Term Sheet, the Company’s existing shareholders (including those shareholders who may also be noteholders) would retain an ownership in the Company of between 48.9% and 87.3% of the Company’s post-reorganization common stock subject to the release and distribution of new common shares placed in reserve until resolution of certain pending litigation unrelated to the Chapter 11 Case and depending on the level of shareholder participation in the proposed rights offering. Under terms of the rights offering, the Company’s shareholders would have a right to buy up to $85 million in the aggregate of new common shares of the reorganized Company for a purchase price of $1.80 per share. The proceeds from the rights offering, together with approximately $10 million of the Company’s cash, would be used for partial satisfaction of the Notes. Notes in the principal amount of $5 million would also be exchanged for additional common shares of the reorganized Company at $1.80 per share. In addition, those noteholders, who have agreed to backstop the entire rights offering, would exchange a minimum of $20 million of Notes for new common shares of the reorganized Company at $1.80 per share, regardless of the number of shares purchased by shareholders in the rights offering. The principal amount of Notes remaining after these various exchanges then would be exchanged for new senior secured notes on terms as contemplated by the Modified Plan and set forth in the form of indenture previously filed with the Court. The Modified Plan will further provide that the noteholders will receive payment in cash of all pre- and post petition interest accrued on the Notes.

The capitalization of the Company following the consummation of the transactions contemplated by the Modified Plan will depend on the level of shareholder participation in the rights offering. If no shareholder were to subscribe for new common shares in the rights offering, the existing shareholders (including those shareholders who may also be noteholders) would receive up to 48.9% of the Company’s post-reorganization outstanding shares (subject to the distribution of the above mentioned reserve), the noteholders would receive approximately 51.1% of the Company’s post-reorganization outstanding shares, and the Company would issue $110 million in principal amount of new senior secured notes. If the rights offering were fully subscribed by the shareholders, the existing shareholders (including those shareholders who may also be noteholders) would receive approximately 87.3% of the Company’s post-reorganization outstanding shares (subject to the distribution of the above mentioned reserve), the noteholders would receive approximately 12.7% of the Company’s post-reorganization outstanding shares, and the Company would issue $90 million in principal amount of new senior secured notes.

The Term Sheet further provides that the Consenting Noteholders, who have agreed to backstop the rights offering, will receive a cash backstop fee equal to 5% of the maximum proceeds from the rights offering (or $4.25 million) and all noteholders would be entitled to their pro rata share of an alternate transaction fee of 2% of the principal amount of the Notes (or $4.2 million) if the Company were to consummate an alternative restructuring prior to consummating the rights offering.

As already contemplated by the prior Plan, pursuant to the Modified Plan the Company’s subsidiary GSI Group Limited would, on account of its unsecured note, share ratably in the distributions to the noteholders (as such aggregate distributions by the Company would be increased to reflect the amount of the GSI UK note).

Pursuant to the Modified Plan , the reorganized Company’s board of directors would be comprised of seven directors, to include two directors selected by the Required Noteholders (as that term is defined in the plan support agreement), two directors with industry expertise selected by the Equity Committee, one director selected by mutual agreement between the Required Noteholders and the Equity Committee, one director to be selected from the Company’s current board of directors, and the chief executive officer of the reorganized Company.

Under the Term Sheet, the Company has committed to meet certain deadlines with respect to the approval of the new plan support agreement, the commencement of the rights offering, and the filing, confirmation and effectiveness of the Modified Plan.

Certain Preliminary First Quarter 2010 Financial Information

The Company today also reported preliminary bookings for its first fiscal quarter of 2010 and its cash position at the end of the first quarter ended April 2, 2010:

Bookings: Bookings for the first fiscal quarter ended April 2, 2010 were approximately $95 million compared with bookings of approximately $77 million for the fourth fiscal quarter of 2009 ended December 31, 2009.

Cash: As of the end of the first fiscal quarter of 2010, the Company had approximately $80 million of cash and cash equivalents, excluding approximately $9 million of auction rate securities at fair value. During the first fiscal quarter of 2010, the Company received tax refunds and proceeds from the sale of additional auction rate securities of approximately $4 million, which amount is included in the $80 million total above.

Other Information

Mr. Katzenstein is a seasoned restructuring and turnaround management expert who has led multiple engagements across many industries, with concentration in media, technology, telecommunications and subscriber based businesses. He has served as chief restructuring officer, interim chief executive officer/chief operating officer or as advisor to creditors or other parties of interest in numerous restructuring and bankruptcy engagements including CTC Communications, Birch Telecom, VarTec Telecom, Pac-West Telecomm, Pacific USA, Pacific Crossing, PT Cable, Centerpoint Broadband Technologies, XO Communications, Genuity, Nortel, PR Wireless, Global Photon, OpTel and Hawaiian Telcom. His clients also include major financial institutions and hedge funds. Mr. Katzenstein holds a J.D. from Boston University School of Law and a B.A. in political science from the State University of New York at Binghamton.

On November 20, 2009, three of GSI’s corporate entities — GSI Group Inc., the parent Canadian holding company; GSI Group Corporation; and MES International, Inc., a non-operating subsidiary of GSI Group Corporation — filed voluntary petitions for Chapter 11 reorganization under the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Wilmington, Delaware. No other subsidiaries and no subsidiaries outside of North America were included in the filing. The Modified Plan provides for all vendors and suppliers to be paid in full for all valid pre-petition claims. GSI has continued to pay vendors and suppliers under normal terms in the ordinary course of business for all goods and services provided to the Company after the filing date of November 20, 2009.

More information about GSI is available on the company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink Sheets OTC Markets Inc. (GSIGQ).

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Term Sheet and the completion of the transactions contemplated thereby including the proposed rights offering and the level of participation therein; the restructuring of the

Company’s outstanding indebtedness under the Notes; the Company’s ability to substantially reduce its outstanding indebtedness and interest burden; the ability of the Company to successfully emerge from the Chapter 11 bankruptcy proceedings; the Company’s ability to improve its liquidity and the impact of the reorganization on the Company’s general liquidity; the relative financial health of the Company; the Company’s ability to grow in the future and generate meaningful shareholder value; the Company’s industry position and its ability to operate successfully as markets recover; the consummation of alternative restructuring transactions; the future reorganization of the Company’s Board of Directors; the Company’s estimates regarding bookings and cash position; and other statements that are not historical facts. These forward looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor and electronics materials processing industry; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the ability of the Company to reach agreement with all parties on definitive documentation and successfully complete the transactions contemplated by the Term Sheet; the outcome of the Company’s Chapter 11 bankruptcy proceedings, including whether or not the proposed plan is ultimately approved by the U.S. Bankruptcy Court and the final terms thereof; the potential adverse impact of the Chapter 11 bankruptcy proceedings on the Company’s business, financial condition or results of operations; the Company’s ability to grow and increase profitability; future liquidity and valuation of auction rate securities; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; the effects of competition; failure to identify and manage weaknesses in internal controls; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; the Company’s ability to complete and file its delayed periodic reports with the SEC on a timely basis; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; the Company’s inability to recognize synergies of acquired businesses, including Excel; the results of the proposed restructuring including the issuance of a substantial amount of equity securities in exchange for a portion of the Company’s current indebtedness and the dilutive impact of such issuance, and the incurrence of additional material obligations as part of any such restructuring. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

TERM SHEET FOR THE PLAN OF REORGANIZATION OF

GSI GROUP, INC. et al.

MAY 7, 2010

PRELIMINARY STATEMENT

This term sheet (the “Plan Term Sheet”) contains proposed modifications to the terms of the Third Modified Joint Chapter 11 Plan of Reorganization of MES International, Inc., GSI Group Inc. and GSI Group Corporation dated April 9, 2010 (as modified to reflect the terms hereof, the “Plan”) for GSI Group, Inc. (“Holdings”) and its debtor-affiliates (collectively, the “Debtors”). Capitalized terms not defined herein shall have the meanings set forth in the Plan, as applicable.

THIS PLAN TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTORS. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, IF ANY, AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS PLAN TERM SHEET IS NOT A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.

DEFINITIONS

1. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.

2. “Commitment Letter” means the agreement among the Noteholder Investors and the Debtors to be executed in connection with this Plan Term Sheet pursuant to which the Noteholder Investors have agreed to provide the Backstop Commitment (as defined in the Rights Offering Term Sheet).

3. “Equity Committee” means the statutory committee of equity security holders appointed in the Bankruptcy Case on December 22, 2009.

4. “GSI UK Note Claim” means the Claim against a Debtor arising pursuant to the 12.94% promissory note issued by GSI Group Corporation to GSI Group Limited dated as of July 25, 2008 in the amount of GBP 12,500,000.

5. “Noteholder Investors” means, collectively, Liberty Harbor, LLC, Tennenbaum Capital Partners, LLC, Highbridge Capital Management, LLC, Hale Capital Partners, LP and Tinicum, Inc. and/or their affiliated or managed funds.

6. “Plan Documents” means the Plan and the exhibits thereto, the Restructuring Plan Support Agreement, and the Rights Offering Documents, each in form and substance reasonable satisfactory to the Noteholder Investors and the Equity Committee.

7. “Plan Effective Date” means a day that is the first Business Day after all conditions to the effectiveness of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan, or such other date after such conditions have been satisfied or waived, pursuant to Section 9.3 of the Plan, that is determined by agreement of the Debtors and the Noteholder Investors.

8. “Purchase Price” means $1.80 per share.

9. “Reorganized Debtors” means the Debtors on and immediately after the Plan Effective Date.

10. “Restructuring Plan Support Agreement” means the agreement by and among (i) the Debtors, (ii) the Equity Committee and (iii) each of the Noteholder Investors, dated as of May             , 2010, setting forth certain agreements among the parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the restructuring of the Debtors as set forth herein and the Rights Offering Term Sheet (as defined below), which shall provide, among other things, that the Equity Committee shall have no termination rights except (a) in the event of a termination of the Backstop Commitment by the Noteholder Investors pursuant to the Commitment Letter, or (b) the Noteholder Investors agree that (i) if they breach the Restructuring Plan Support Agreement by failing to vote in favor of the Plan (described in the Plan Term Sheet) then (ii) the Equity Committee members are not bound to support the Plan.

11. “Rights Offering” means a rights offering for up to $85 million of New Common Shares (as defined in the Plan) that would be effectuated pursuant to section 1145 of the Bankruptcy Code as part of the Plan, substantially on the terms attached as Exhibit A hereto (the “Rights Offering Term Sheet”).

12. “Rights Offering Documents” means certain documents relating to the Rights Offering, the subscription forms related to the Rights, and instructions to the subscription forms, each in form and substance reasonable satisfactory to the Noteholder Investors and, except in the case of the Commitment Letter, the Equity Committee.

13. “Senior Note Claim” means each claim of a noteholder against Holdings and the Debtors and/or any claim for indemnification by a guarantor with respect to the Senior Notes arising under or evidenced by the Senior Notes or the Senior Notes Indenture and related documents.

14. “Senior Notes” means the 11% Senior Subordinated Notes due 2013 issued by GSI Group Corporation and guaranteed by Holdings and certain subsidiaries, governed by the Senior Note Indenture.

15. “Senior Notes Indenture” means the Indenture dated August 20, 2008, as such Indenture has been supplemented by the First Supplemental Indenture, dated as of August 25, 2008, and the Second Supplemental Indenture, dated as of March 5, 2009.

TERMS

Treatment of Senior Note Claims (Impaired -- Entitled to Vote)

Same treatment as provided in the Debtors’ Third Modified Joint Chapter 11 Plan of Reorganization, except that:

•   The consideration provided in Sections 3.5(iii) and 3.5(v) will no longer be provided;

•   Holders of Senior Note Claims to receive Cash in aggregate amount of (i) $10 million of Debtors’ cash plus (ii) all cash proceeds from the Rights Offering;

•   Class 5A Claims held by Noteholder Investors to be exchanged for New Common Shares at the Purchase Price in connection with the Backstop Commitment (minimum of $20 million, up to $85 million) (the “Backstop Exchange”)

•   An additional $5 million in the aggregate of Senior Note Claims (i.e., in addition to Senior Note Claims exchanged by Noteholder Investors under Rights Offering) shall be exchanged for New Common Shares at the Purchase Price (the “Supplemental Equity Exchange”)

•   Remaining face amount of Senior Notes (after (i) payment of $10 million cash and all cash proceeds of Rights Offering and (ii) exchange of Senior Note Claims for New Common Stock (under Backstop Exchange and Supplemental Equity Exchange) to be issued as New Senior Secured Notes

•   Examples: One: If no one subscribes in the Rights Offering, then Noteholder Investors exchange $85 million of Senior Note Claims for New Common Shares in the Backstop Commitment and Class 5A receives $10M cash, $5 million of New Common Shares in Supplement Equity Exchange, and $110 million of New Senior Secured Notes. Two: if rights offering is fully subscribed, the Noteholder Investors exchange $20 million of Senior Note Claims for New Common Shares and Class 5A receives $95 million cash, $5 million of New Common Shares in the Supplemental Equity Exchange and $90 million of New Senior Secured Notes.

•   Holders of Senior Note Claims to receive Cash payment of post-petition interest through Effective Date at contractual non-default rate

•   No expenses of Rights Offering to be paid from Cash proceeds of Rights Offering

Treatment of GSI UK Note Claim (Impaired Entitled to Vote)	Classification and treatment to be identical to that of Holders of Senior Note Claims or treatment consistent with side letter to existing Amended and Restated Plan Support Agreement (with the total amount of New Senior Secured Notes, the amount of Debtor’s Cash and the Supplemental Equity Exchange being increased proportionally to reflect such treatment).

Treatment of Class 6A: Holdings Equity Interests and Section 510(b) Claims (Impaired — Entitled to Vote)

On the Plan Effective Date, each Class 6A Interest shall be cancelled and discharged, as applicable, each holder of an allowed Class 6A Interest shall receive on account of its allowed Interest its pro rata share of the total amount of New Common Shares, which total amount shall be 93.835% (with the remaining 6.165% deposited in the Class 6A Reserve) of the total amount of New Common Shares outstanding prior to giving effect to the Rights Offering, Backstop Exchange, and the Supplemental Equity Exchange.

In addition, each holder of an allowed Class 6A Holdings Equity Interest would receive its pro rata share (based on the Holdings Common Shares included as Allowed Holdings Equity Interests) of Rights (as defined in the Rights Offering Term Sheet) in the Rights Offering.

The treatment provided to the holders of allowed Class 6A Claims shall be as set forth in Section 3.9 of the Third Modified Joint Chapter 11 Plan of Reorganization; provided, however, that the amount of the Class 6A Reserve would be 6.165% of the New Common Shares distributed on account of Allowed Class 6A Interests prior to giving effect to the Rights Offering, the Backstop Exchange, and the Supplemental Equity Exchange.

New Senior Secured Notes	Same as the last version of the New Indenture and New Senior Secured Notes filed with the Court (with modifications to reflect this Plan Term Sheet).

Conditions to the Plan Effective Date

•   The Plan Documents shall have been approved by the Bankruptcy Court and, as applicable, shall have been executed by the Debtors, the Equity Committee and the Noteholder Investors and must be in full force and effect.

•   The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to Noteholder Investors and Equity Committee

•   The Rights Offering and Backstop Commitment shall have been consummated on the terms and conditions set forth in the Rights Offering Documents.

•   There shall be no “MAC” condition to closing.

Rights Offering and Backstop Commitment

In connection with the Plan, the Debtors shall effectuate the Rights Offering to all holders of Holdings Common Shares within Class 6A. New Common Shares underlying Rights that are not exercised shall be purchased, at the Purchase Price (to be paid solely in the form of exchange of Senior Note Claims), by the Noteholder Investors pursuant to their Backstop Commitment.

Noteholder Investors shall exchange Senior Note Claims into a minimum of $20 million of New Common Shares (at the Purchase Price), pursuant to Backstop Commitment and in connection with the Rights Offering or otherwise (i.e., even if the Rights Offering is fully subscribed, the Noteholder Investors would still be required to exchange this amount).

Cash on Hand/Sale of Auction Rate Securities	In connection with the Plan, the Debtors shall use cash on hand or liquidate the remaining auction rate securities (the “ARS”) for its (i) $10 million payment to the holders of Senior Note Claims and (ii) cash payment to holder of GSI UK Note Claim under the Plan, subject to election of Debtors to reinstate GSI UK Note.

Corporate Governance

The initial board of directors of Reorganized Holdings shall consist of:

•   Two (2) directors to be selected by Required Noteholders (as defined in the Amended and Restated Plan Support Agreement)

•   Two (2) directors with industry expertise to be selected by Equity Committee

•   One (1) director to be selected by mutual agreement of the Required Noteholders and Equity Committee

•   One (1) director to be selected from current board

•   CEO Director

In order for any member of the Equity Committee to be selected to serve as an initial director of Reorganized Holdings, such member must subscribe to the Rights Offering to the fullest extent permissible based upon his/her/its existing ownership of Holdings Common Shares as of the date of this Plan Term Sheet.

Liberty Harbor, Tennenbaum, Highbridge to have board observer rights subject to reasonable restrictions.

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial officers of each of the Reorganized Debtors shall consist of the officers of such Debtor on the Plan Effective Date and the initial board of directors of each of the Reorganized Debtors shall consist of the board of directors on the Plan Effective Date elected as set forth above. Each such director and officer shall serve from and after the Plan Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of the respective Reorganized Debtor and applicable law.

Release and Exculpation Provisions of the Plan	The members of the Equity Committee and their representatives shall be added to the Debtors’ Release and the Exculpation sections of the Plan and, as such, would become beneficiaries of the exculpation provisions of those sections.

Alternate Transaction Fee	Alternate transaction fee equal to 2% of principal amount of Senior Note Claims (i.e., 2% of $210 million, or $4.2 million) and GSI UK Note Claim, if such claims are treated identically to the Senior Note Claims (i.e., 2% of $20 million, or $0.4 million) payable to holders of Senior Note Claims and GSI UK Note Claim, as applicable, in event of consummation of an alternative restructuring transaction (an “Alternate Transaction”) at any time prior to consummation of Rights Offering.

Voting/Support of Plan

Equity Committee to issue press release in support of modified Plan upon filing of modified Plan with Court.

Equity Committee members to change votes from rejection to acceptance and use reasonable best efforts to cause applicable Holders of Class 6A Interests to change votes from rejection to acceptance

Disclosure of Material Nonpublic Information	Prior to the commencement of subscription period for Rights Offering, if the Company has not previously disclosed such information, the Company shall publicly disclose such material nonpublic information previously provided by the Company, any of its Subsidiaries or any of their respective officers or directors, or, to the Company’s knowledge, any of their respective employees or agents, to the Noteholder Investors or Equity Committee as is necessary to allow the Noteholder Investors and members of the Equity Committee who are holders of Holdings Common Shares to participate in the Rights Offering

Backstop Commitment Outside Date/Milestones

The Commitment Letter shall provide that except as otherwise agreed in writing by Noteholder Investors in their sole and absolute discretion, Backstop Commitment and all agreements, duties, and obligations of Noteholder Investors under this Plan Term Sheet shall expire at 5:00 p.m. (Eastern Time) on July 23, 2010 (the “Outside Date”) if the Effective Date of Plan has not yet occurred.

Without limiting generality of the foregoing, the Commitment Letter also shall contain the following milestones, which shall be waivable only by, or subject to adjustment (for not more than 30 days in the aggregate) only with the prior written consent of the Noteholder Investors, such consent not to be unreasonably withheld:

May 14 - Filing of Plan and 2d Amended and Restated PSA

May 21 - Entry of order approving 2d Am PSA must be entered

May 28 - Entry of confirmation order

June 4 - Commence Rights Offering

July 15 - Rights Offering subscription deadline

July 23 - Effective Date of Plan

Any request by the Company for adjustment of a milestone shall be accompanied by a certificate of the chief restructuring officer of the Company attesting that the Company is not pursuing an Alternate Transaction.

EXHIBIT A

RIGHTS OFFERING TERM SHEET

Capitalized terms used in this Rights Offering Term Sheet but not defined herein shall have the meaning given to them in the Plan Support Agreement.

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTORS. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, IF ANY, AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

Parties

GSI Group, Inc. (“Holdings”).

Liberty Harbor, LLC, Tennenbaum Capital Partners, LLC, Highbridge Capital Management, LLC, Hale Capital Partners, LP and Tinicum, Inc. and/or their affiliated or managed funds (the “Noteholder Investors”).

Holders of Holdings Common Shares who determine to participate in the Rights Offering.

Purchase Price	$1.80 per share

The Rights Offering

All holders of Holdings Common Shares as of a specified record date (the “Record Date”) shall receive as part of their plan distributions their pro rata right to purchase New Common Shares (as defined in the Plan) of Reorganized Holdings (the “Rights”) at the Purchase Price such that the total amount of New Common Shares sold pursuant to the Rights Offering and Backstop Commitment described below will generate approximately $85 million in proceeds (the “Rights Offering Proceeds”).

In order to retain the section 1145 exemption, Rights shall not be transferable, and each holder of Holdings Common Shares that exercises its Rights shall be required to represent that it is so acting on its own account.

Holders shall have not less than 20 Business Days to determine whether to participate in the Rights Offering following commencement of the mailing of the subscription and disclosure documents for the Rights Offering. Holders who participate in the Rights Offering must fund such purchase prior to expiration of the Rights Offering. All such funds will be held in escrow by a third party escrow agent pending the Plan Effective Date. In the event the Plan is not confirmed or the Effective Date does not occur by July 23, 2010, such funds shall be promptly returned to such participating Holders.

The Rights Offering and Backstop Commitment purchases shall be effected contemporaneously with (or shortly before) the Plan Effective Date. There will be no over-subscription rights provided in the Rights Offering.

Backstop Commitment

In accordance with, and subject to the terms and conditions set forth in, the Restructuring Plan Support Agreement, the Noteholder Investors shall convert Senior Note Claims at the Purchase Price to New Common Shares to be issued by Reorganized Holdings pursuant to Rights not subscribed for in the Rights Offering. The allocation of New Common Shares to the Noteholder Investors shall be based on each Noteholder Investor’s pro rata share of the aggregate Backstop Commitment.

In partial satisfaction of the Senior Note Claims and as a consideration for providing the Backstop Commitment, the Noteholder Investors shall exchange a minimum of $20 million of the Senior Note Claims at the Purchase Price as part of the Backstop Commitment or otherwise (i.e., even if the Rights Offering is fully subscribed, the Noteholder Investors would still be required to exchange this amount).

New Common Shares issued to the Noteholder Investors pursuant to the Backstop Commitment shall be issued pursuant to an exemption from registration requirements provided by Section 1145 of the Bankruptcy Code, or to the extent the Section 1145 exemption does not apply, Section 4(2) of the Securities Act of 1933.

The Noteholder Investors shall be entitled to an aggregate commitment fee equal to 5% of the maximum Rights Offering Proceeds (the “Backstop Fee”). The Backstop Fee shall be earned upon the entry of the confirmation order approving the Plan. The Backstop Fee shall be payable in cash on the Effective Date of the Plan.